Exhibit 10.76

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”) is made as of December 6, 2010 (the “Effective Date”), by and between Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), and Astellas Pharma Inc., a Japan corporation located at 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan (“Purchaser”).

1.           Sale of Stock (the “Private Placement”).  Subject to the terms and conditions of this Agreement, the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, One Million Four Hundred and Twenty Eight Thousand, Five Hundred and Seventy One (1,428,571)  unregistered shares of the Company’s Common Stock (the “Shares”) at a purchase price of Seven Dollars ($7.00) per share (“Purchase Price”).

2.           Purchase.  The purchase and sale of the Shares under Section 1 of this Agreement shall occur at the principal office of the Company within (7) calendar days of the execution of this Agreement by the parties (the “Closing”).  At the Closing, Purchaser shall deliver the Purchase Price to Company by wire transfer, or by alternate means agreed between the Parties, and the Company shall deliver a certificate representing the Shares to Purchaser.

3.           Limitations on Transfer of Shares.  Purchaser shall not assign, encumber or dispose of any interest in the Shares except in compliance with applicable securities laws and regulations of applicable countries and stock exchanges.  It is Purchaser's responsibility to familiarize itself with such laws and regulations.

4          Company’s Representation. The Company hereby represents and warrants to the Purchaser as follows as of the Effective Date of this Agreement:

(a)           The Company is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)           The Company has the right and power to enter into and perform its obligations under this Agreement; has taken or will take prior to Closing all necessary corporate actions required to enter into and perform its obligations under this Agreement; and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(c)           The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, or other instrument to which the Company is a party or by which it is bound.

(d)           All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company in order to permit the consummation of the transactions contemplated by this Agreement have been or will be obtained and satisfied prior to Closing.

(e)           The authorized capital of the Company consists solely of 95,000,000 authorized shares of common stock, and 5,000,000 shares of preferred stock.

(f)           The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the Purchase Price,  will be duly and validly issued, fully paid and non-assessable and will be delivered to the Purchaser, free and clear of liens, encumbrances (other than securities law restrictions), equities or claims.

(g)            The Company’s latest audited financial statements as of and for the year ended December 31, 2009, and latest un-audited financial statements as of and for the quarter ended September 30, 2010 taken together fairly represent the true financial position of the Company in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis for the periods represented.

5.           Investment Representations.  In connection with the purchase of the Shares, Purchaser makes the following representations and warranties to the Company as of the Effective Date and as of the date of the Closing:

(a)           This Agreement has been duly authorized and executed by Purchaser and, when delivered by Purchaser in accordance with its terms, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b)           Purchaser understands that Company is a reporting company under the U.S. Securities Exchange Act, and its various periodic reports and other SEC filings are available for public inspection on the EDGAR system at www.sec.gov.  Purchaser further acknowledges that Purchaser and Purchaser’s advisors have had the opportunity to ask questions of and receive answers from the Company’s management concerning this investment.  Purchaser is aware of the Company’s business affairs and financial condition based on the said public available information and the answers from the Company’s management (the “Information”) and Purchaser and Purchaser’s advisors has evaluated the merits and risks of an investment in the Company and decided to acquire the Shares based on such Information.

(c)           Purchaser understands that the Shares have not been registered under the U.S. Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

 (d)           Purchaser understands that the Shares are “restricted securities” within the meaning of applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered under the U.S. Securities and Exchange Commission and qualified by state authorities and resold pursuant to the requirements of such registration/qualification, or an exemption from such registration and qualification requirements is available (e.g., Rule 144 or Regulation S).  Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)           Purchaser is an "accredited investor," as defined in US Securities Act Rule 501.

(f)           Purchaser has not entered into any agreement to pay commissions to any persons with respect to the purchase or sale of the Shares, except commissions for which Purchaser will be responsible.

(g)           Purchaser understands and acknowledges that no Japanese or United States federal or state agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merits of this investment, nor have any such agencies, governmental authorities, regulatory bodies, stock exchanges or other entities made any recommendation or endorsement with respect to the Shares.

(h)           Purchaser, in evaluating the merits of an investment in the Shares, is not relying on the Company, its counsel, or any financial or other advisor to the Company for an evaluation of the tax, legal or other consequences of an investment in the Shares.

(i)           Purchaser is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the U.S. Securities Act.

6.           Legends.  The certificates overlying the Shares shall bear the following legends:

"The shares of common stock of Cytori Therapeutics, Inc. represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”).  These securities may not be offered, sold, pledged or otherwise transferred (nor may exposure with respect to the shares otherwise be hedged) except (A)(1) pursuant to an effective registration statement under the Securities Act, (2) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (3) pursuant to another valid exemption from registration under the Securities Act (if available), and (B) in each case in accordance with all applicable securities laws of the States of the United States.  No representation can be made as to the availability of the exemption provided by Rule 144 under the Securities Act for resales of the shares.

This certificate evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Cytori Therapeutics, Inc. and Computershare Trust Company, Inc., a Colorado corporation, as Rights Agent, dated as of May 29, 2003, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Cytori Therapeutics, Inc. Under certain circumstances, as set forth in the Rights Agreement, such rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Cytori Therapeutics, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related Persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."

7.           Registration.  The Company shall within 30 business days after receipt of written request by Purchaser use reasonable efforts to, prepare and file with the US Securities and Exchange Commission (the "Commission") a Registration Statement covering the resale of the Shares for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the US Securities Act and the rules promulgated thereunder).  The Company shall use its reasonable efforts to cause the Registration Statement to be declared effective under the US Securities Act within 60 business days after such filing. The Company shall keep such Registration Statement continuously effective under the Securities Act for a period of two years, or until the date upon which all of the Shares may be sold pursuant to Rule 144 under the Securities Act, whichever occurs first (the “Effectiveness Period”).

8.           Registration Procedures; Company’s Obligations.  In connection with the obligation for the registration of the Shares above, the Company shall:

 (a)           Furnish to the Purchaser a copy of the Registration Statement as proposed to be filed.

 (b)           Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the applicable Shares for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and (iii) respond promptly to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and promptly provide the Purchaser true and complete copies of all correspondence from and to the Commission relating to the Registration Statement.

(c)           Notify the Purchaser (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Shares or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any state of the U.S., or the initiation or threatening of any proceeding for such purpose.

 (d)           Use its reasonable commercial efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Shares for sale in any state of the U.S., at the earliest practicable moment.

 (e)           If requested by the Purchaser, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees should be included therein, and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

 (f)           Promptly furnish to Purchaser, without charge, one copy of the Registration Statement and any amendment thereto, and such number of copies of the Prospectus and all amendments and supplements thereto and such other documents as Purchaser may reasonably request in order to facilitate its disposition of Shares.

(g)           Use its reasonable commercial efforts to register or qualify or cooperate with the selling Purchaser in connection with the registration or qualification (or exemption from such registration or qualification) of such Shares for offer and sale under the securities or Blue Sky laws of each state of the U.S. as the Purchaser reasonably requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such states of the Shares covered by a Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject.

(h)           Use its reasonable efforts to cause all Shares to be listed on any U.S. national securities exchange (such as the NASDAQ Global Market), U.S. quotation system, or U.S. over-the-counter bulletin board, if any, on which the same securities issued by the Company are then listed.

 (i)           Notwithstanding any other provision of this Section 8, the Company shall have the right at any time to require that the Purchaser suspend open market offers and sales of its Common Stock pursuant to a Registration Statement whenever in the reasonable, good-faith judgment of the Company’s Board of Directors or a committee thereof, permitting open market offers and sales of such securities would result in serious harm to the Company (the “Suspension Right”).  The Company may use the Suspension Right and suspend the sale of Shares under the Registration Statement one time every three months or three times in any twelve month period, provided that the Company may not suspend its obligation for more than 60 days in the aggregate in any 12 month period.

9.           Registration Procedures; Purchaser’s Obligations.  In connection with the registration of the Shares, the Purchaser shall (i) not sell any Shares under the Registration Statement until it has received copies of the Prospectus as then amended or supplemented as contemplated in Section 8(f) and the notice from the Company that such Registration Statement and any post-effective amendments thereto have become effective as contemplated by Section 8, (ii) comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Shares pursuant to the Registration Statement, and (iii) furnish to the Company information regarding such Purchaser and the distribution of such Shares as is required by law to be disclosed in the Registration Statement.

10.           Registration Expenses.

All reasonable fees and expenses incident to the performance of or compliance with the obligations under Section 8 of this Agreement shall be borne by the Company whether or not any Shares are sold pursuant to the Registration Statement.

11.           Indemnification.

(a)           Indemnification by the Company. The Company shall indemnify and hold harmless Purchaser, its permitted assignees, officers, directors, agents, brokers, investment advisors and employees, each person who controls Purchaser or a permitted assignee (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, and the respective successors, assigns, estate and personal representatives of each of the foregoing, to the fullest extent permitted by applicable law, from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs (including, without limitation, costs of investigation) and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, as supplemented or amended, if applicable, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use therein, or (ii) as a result of the failure of the Purchaser to deliver a Prospectus, as amended or supplemented, to a purchaser in connection with an offer or sale.

The Company shall notify the Purchaser promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 11(ｂ) hereof) and shall survive the transfer of the Shares by the Purchaser.

(b)           Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity pursuant to Section 11(a) hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the “Indemnifying Party) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, conditioned or delayed, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within 20 business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder or pursuant to applicable law).

 (c)           The indemnity agreement contained in this Section is in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

12.           Right of First Refusal.  As Purchaser and the Company are mutually investigating a possible collaboration for the development and commercialization of therapeutic uses of the Company’s technology especially for treatment of liver conditions in any country in the world (“Business Arrangement”), and since Purchaser will be expending financial, scientific, developmental and other resources for such purposes, Company agrees to grant Purchaser a two (2) year right of first refusal respecting the Business Arrangement. The first refusal right granted to Purchaser herein would be triggered in the event (i) any third party makes the Company a bona-fide offer to enter into an agreement for the Business Arrangement that the Company is willing to accept or (ii) the Company intends to offer entering into an agreement with a third party for the Business Arrangement.  In such cases, the Company shall provide all of the material details of such Business Arrangement to Purchaser, and Purchaser shall have sixty days from its receipt of such material details to review the Business Arrangement and determine whether or not Purchaser will enter into the Business Arrangement.  If Purchaser is interested in the Business Arrangement, Purchaser shall send Company duly executed written notification of such interest, at which time Purchaser and Company shall use their best efforts to draft and execute mutually agreed definitive contractual agreements consistent with the material terms of the third party offer. The definitive contractual agreement(s) must be executed within forty-five days of Purchasers notification of its interest in the Business Arrangement.  If Purchaser does not send any written notification of its interest in the Business Arrangement within the sixty day period, Company shall be free to contract with any third party on terms materially consistent with those presented to Purchaser.

13.           Scientific Advisory Board.  Company shall accept a designated representative from Purchaser to be a member of the Company’s Scientific Advisory Board provided that Purchaser shall hold all information received by such designated representative at the Company’s Scientific Advisory Board (“Scientific Advisory Board Information”) in strict confidentiality and shall not, without prior consent from the Company, disclose to any third party except the members of Company’s Scientific Advisory Board until the third anniversary date from the last attendance of its designated representative in Company’ Scientific Advisory Board.  Notwithstanding the foregoing, Purchaser may make the Scientific Advisory Board Information available to the directors, officers, employees, consultants and agents of Purchaser and/or its Affiliates (hereinafter defined), and obligate such directors, officers, employees, consultants and agents to comply with the confidentiality and non-use obligations no less strict than those hereof.  “Affiliates” shall mean any corporation or other business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by one party by ownership of more than fifty percent (50%) of the outstanding voting stock.

14.           No Other Special Rights.  Other than as specified in Section 12 above, nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to negotiate, or to decline to negotiate, any contractual relationship with Purchaser, nor the right or power of Purchaser to negotiate, or to decline to negotiate, any contractual relationship with the Company.

15.           Board Observer Seat.  So long as Purchaser continues to own all of the Shares purchased hereunder, the Company shall permit Purchaser to designate one representative reasonably acceptable to the Company as a non-voting observer to the Board of Directors.  The Purchaser designated representative shall generally receive all notices, Board Books and other information supplied to members of the Board of Directors on a confidential basis.  The Company shall allow the representative to observe Board of Directors meetings by telephone if they are unable to attend in person.  The Purchaser shall hold all information received thereby in strict confidentiality and shall not, without prior consent by the Company, disclose to any third party except members of the Board of Directors or other observer to the Board of Directors until the third anniversary date from the last observation of the Company’s Board of Directors by its designated representative, provided that Purchaser may make such information available to the directors, officers, employees, consultants and agents of Purchaser and/or its Affiliates, and obligate such directors, officers, employees, consultants and agents to comply with the confidentiality and non-use obligations no less strict than those hereof.

The Company reserves the right to withhold certain information, and/or to exclude the Purchaser representative from any meeting or portion thereof, if, in the judgment of the Board of Directors the failure to do so might compromise the attorney-client privilege, or potentially result in a conflict of interest.

16.           Miscellaneous.

(a)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

 (b)           Entire Agreement; Enforcement of Rights.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them with regard to such subject matter.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

 (c)           Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

 (d)           Construction.  This Agreement is the result of negotiations between and has been reviewed by both of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either one of the parties hereto.

 (e)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent and confirmed by fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

 (f)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

The parties have executed this Common Stock Purchase Agreement as of the Effective Date.

COMPANY:

CYTORI THERAPEUTICS, INC.

By: /s/ Christopher J. Calhoun

Title: Chief Executive Officer

Address:
3020 Callan Road
San Diego, CA 92121

Fax:  US 858-458-0994

PURCHASER:

ASTELLAS PHARMA, INC.

By: /s/ Masafumi Nogimori

Title: President and CEO

Address:

Astellas Pharma, Inc.
2-3-11 Nihonbashi-Honcho,
Chuo-ku, Tokyo 103-8411
JAPAN